SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



    Date of report (Date of earliest event reported)        April 25, 2002
                                                        ------------------------



                               UNOCAL CORPORATION
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             (Exact name of registrant as specified in its charter)



                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)



    1-8483                                   95-3825062
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(Commission File Number)                (I.R.S. Employer Identification No.)



2141 Rosecrans Avenue, Suite 4000, El Segundo, California         90245
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(Address of Principal Executive Offices)                       (Zip Code)



                                 (310) 726-7600
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              (Registrant's Telephone Number, Including Area Code)

Item 5.      Other Events

First Quarter 2002 Results
---------------------------

Unocal Corporation's net earnings for the first quarter of 2002 were $22 million, or 9 cents per share (diluted). This compared to net earnings of $295 million, or $1.18 per share (diluted), for the first quarter of 2001.

                                                       For the Three Months
                                                        Ended March 31,
                                                      -----------------------
Millions of dollars                                           2002      2001
-----------------------------------------------------------------------------
Earnings from continuing operations                           $ 22     $ 292
Earnings from discontinued operations                            -         4
Cumulative effect of accounting change                           -        (1)
-----------------------------------------------------------------------------
Net earnings                                                  $ 22     $ 295
=============================================================================

Earnings from continuing operations were $22 million, or 9 cents per share (diluted), compared to $292 million, or $1.16 per share (diluted), for the same period a year ago. The decrease was primarily due to lower prices for natural gas and liquids (crude oil, condensate and natural gas liquids). The Company's worldwide average natural gas price, including a benefit of 9 cents per thousand cubic feet (mcf) from hedging activities, was $2.39 per mcf in the first quarter of 2002, which was a decrease of $2.02 per mcf, or 46 percent, from the same period a year ago. In the first quarter of 2002, the Company's worldwide average liquids price was $18.28 per barrel, which was a decrease of $6.35 per barrel, or 26 percent, from the same period a year ago. The lower natural gas prices reduced net earnings by approximately $160 million, while the lower liquids prices reduced net earnings by approximately $50 million. The first quarter of 2002 was also impacted by lower production compared to the same period a year ago, principally in the Lower 48 operations. The lower worldwide production reduced net earnings by approximately $85 million. In the first quarter of 2002, $3 million in higher pension expense compared to the same period a year ago also impacted net earnings. All of these negative factors were partially offset by $13 million in lower after-tax losses in mark-to-market accruals for non-hedge commodity derivatives and $10 million in lower after-tax provisions for environmental and litigation matters (the first quarter of 2002 included $21 million while the first quarter of 2001 included $31 million).

The first quarter of 2001 included $4 million, or 2 cents per share (diluted), from discontinued operations, related to the Company's 1997 sale of its former West Coast refining, marketing and transportation assets.

In the first quarter of 2001, the Company recorded a one-time non-cash $1 million after-tax charge consisting of the cumulative effect of a change in accounting principle related to the initial adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities".

Total revenues from continuing operations for the first quarter of 2002 were $1.04 billion, compared with $2.21 billion for the first quarter of 2001. The lower 2002 revenues primarily reflected lower commodity prices and lower crude oil marketing activity by the Company's Trade segment.

Capital expenditures in the first quarter of 2002 were $390 million, compared with $360 million, excluding major acquisitions, in the first quarter of 2001. In the first quarter of 2001, the Company's major acquisitions included the acquisition by the Company's Pure Resources, Inc., subsidiary of properties from International Paper Company for $261 million.

The Company's total consolidated debt, including current maturities, at the end of the first quarter of 2002 was $3.18 billion, compared with $2.91 billion at the end of 2001. The debt-to-total capitalization ratio was 47 percent at the end of the first quarter of 2002 compared to 44 percent at the end of 2001.

OPERATING HIGHLIGHTS (UNAUDITED)
                                                            For the Three Months
                                                               Ended March 31,
                                                           ---------------------
                                                                2002       2001
--------------------------------------------------------------------------------
North America Net Daily Production
  Liquids (thousand barrels)
     Lower 48 (a) (b)                                             56         53
     Alaska                                                       25         24
     Canada                                                       18         15
--------------------------------------------------------------------------------
          Total liquids                                           99         92
  Natural gas - dry basis (million cubic feet)
     Lower 48 (a) (b)                                            746        874
     Alaska                                                      101        138
     Canada                                                       90        140
--------------------------------------------------------------------------------
          Total natural gas                                      937      1,152
North America Average Prices (c)
  Liquids (per barrel)
     Lower 48                                                $ 18.48    $ 26.75
     Alaska                                                  $ 14.54    $ 22.76
     Canada                                                  $ 16.52    $ 20.46
          Average                                            $ 17.19    $ 24.60
  Natural gas (per mcf)
     Lower 48                                                 $ 2.47     $ 6.93
     Alaska                                                   $ 1.57     $ 1.20
     Canada                                                   $ 2.25     $ 4.22
          Average                                             $ 2.35     $ 5.87
--------------------------------------------------------------------------------
International Net Daily Production (d)
  Liquids  (thousand barrels)
     Far East                                                     53         50
     Other (a)                                                    20         19
--------------------------------------------------------------------------------
          Total liquids                                           73         69
  Natural gas - dry basis (million cubic feet)
     Far East                                                    822        793
     Other (a)                                                    75         57
--------------------------------------------------------------------------------
          Total natural gas                                      897        850
International Average Prices (c)
  Liquids (per barrel)
     Far East                                                $ 19.28    $ 24.25
     Other                                                   $ 21.96    $ 25.55
          Average                                            $ 19.86    $ 24.67
  Natural gas (per mcf)
     Far East                                                 $ 2.44     $ 2.48
     Other                                                    $ 2.48     $ 2.89
          Average                                             $ 2.44     $ 2.50
--------------------------------------------------------------------------------
Worldwide Net Daily Production (a) (b) (d)
  Liquids  (thousand barrels)                                    172        161
  Natural gas - dry basis (million cubic feet)                 1,834      2,002
  Barrels oil equivalent (thousands)                             477        495
Worldwide Average Prices (c)
  Liquids (per barrel)                                       $ 18.28    $ 24.63
  Natural gas (per mcf)                                       $ 2.39     $ 4.41
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
(a)  Includes proportional shares of production of equity investees.
(b)  Includes amounts attributable to minority interests of :
                                                   Liquids         9          8
                                               Natural gas        98         89
                                    Barrels oil equivalent        25         23
(c) Average prices include hedging gains and losses but exclude gains or losses on derivative positions not accounted for as hedges, the ineffective portion of hedges and other Trade margins.
(d) International production is presented utilizing the economic interest method.

The following table includes a reconciliation of consolidated net earnings to adjusted after-tax earnings. Special items represent certain significant transactions, the results of which are included in net earnings, that management determines to be unrelated to or not representative of the Company's ongoing operations. The purpose of the table is to provide the investment community supplemental financial data in addition to the data prepared in accordance with generally accepted accounting principles.

                                                        For the Three Months
                                                           Ended March 31,
                                                       -----------------------
Millions of dollars                                            2002      2001
------------------------------------------------------------------------------
Net earnings (a)                                               $ 22     $ 295
Less:  Earnings from discontinued operations                      -         4
Less:  Cumulative effect of accounting change                     -        (1)
------------------------------------------------------------------------------
Earnings from continuing operations                              22       292
Special items:
Continuing operations
     Environmental and litigation provisions                    (21)      (31)
     Trading derivatives -- non-hedging                          (4)      (17)
     Insurance settlements related to environmental issues        2         -
     Asset sales                                                  2         -
------------------------------------------------------------------------------
Total special items from continuing operations                  (21)      (48)
------------------------------------------------------------------------------
Adjusted after-tax earnings (before special items) (a)         $ 43     $ 340
==============================================================================

(a)  Includes amounts attributable to minority interests of:   $ (1)    $ (16)

Second Quarter and Full Year 2002 Outlook
------------------------------------------

The Company estimates that its net earnings per share to be between 45 to 55 cents per share in the second quarter of 2002, reflecting an anticipated increase in commodity prices from the first quarter. The second quarter forecast assumes average NYMEX benchmark prices of $26.35 per barrel of crude oil and $3.55 per million British thermal units (MMBtus) for North America natural gas. The second quarter forecasted earnings are expected to change 4 cents per share for every $1 change in its average worldwide realized price for crude oil and 2 cents per share for every 10-cent change in the Company's average realized North America natural gas price. The Company estimates that net worldwide daily production for the second quarter will average between 480,000 and 490,000 barrels-of-oil equivalent (BOE). The second quarter forecast also includes pre-tax dry hole costs of $20 to $30 million.

For the full-year 2002, the Company estimates that its net earnings per share to be between $1.62 to $1.82 cents per share. The full-year forecast assumes average NYMEX benchmark prices of $24.80 per barrel of crude oil and $3.35 per MMBtus for North America natural gas. The full-year forecasted earnings are expected to change 16 cents per share for every $1 change in its average worldwide realized price for crude oil and 8 cents per share for every 10-cent change in the Company's average realized North America natural gas price. The Company estimates that net worldwide daily production for the full-year will average between 490,000 and 500,000 BOE. The full-year forecast also includes pre-tax dry hole costs of $120 to $130 million.

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Forward-looking statements and estimates regarding projected earnings, commodity prices, dry hole costs, production levels and capital expenditures, in this filing are based on assumptions about operational, market, competitive, regulatory, environmental, political and other considerations. Actual results could differ materially as a result of factors discussed in Unocal's 2001
Annual Report on Form 10-K and subsequent reports.
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                                      -3-

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                                 UNOCAL CORPORATION
                                                   (Registrant)




Date:  April 25, 2002                        By:  /s/ JOE D. CECIL
      ---------------                            -------------------------------
                                                  Joe D. Cecil
                                                  Vice President and Comptroller

                                      -4-